                                                             Exhibit No. EX-99.n

                    Amended and Restated Multiple Class Plan

                                The Olstein Funds

This Amended and Restated Multiple Class Plan (the "Plan") has been adopted by a majority  of the  Board  of  Trustees  of The  Olstein  Funds  (the  "Investment
Company") on behalf of its two series (each,  a "Fund"),  the Olstein  Financial
Alert Fund (the  "Financial  Alert Fund") and the Olstein [NEW] Fund (the "Small
Company Fund").  The Board has determined  that the Plan,  including the expense allocation,  is in the  best  interests  of  each  class  of each  Fund  and the
Investment  Company as a whole.  The Plan sets forth the provisions  relating to the establishment of multiple classes of shares ("Shares") for each Fund.

     1. Each Fund shall  offer two  classes  of  Shares,  to be known as Class C
Shares and Class A Shares.

     2. The Class C Shares  shall not carry a front-end  sales  charge.  Class A shares shall carry a maximum  front-end  sales charge of 5.50%,  which front-end sales charge may be reduced  under  certain  circumstances,  as set forth in the
Fund's prospectus.

     3. Class C Shares  shall be subject to a contingent  deferred  sales charge
("CDSC")  of 1.00% for Class C Shares  redeemed  within  the first year of their purchase.  The CDSC is waived in certain  circumstances  described in the Fund's prospectus. Class A shares may also be subject to a 1.00% CDSC where the initial sales charge has been waived.

     4.  The  distribution  and  shareholder  servicing  plans  adopted  by  the
Investment  Company  pursuant to Rule 12b-1 under the Investment  Company Act of
1940, as amended (the "Rule 12b-1 Plans"), associated with the Class C and Class
A Shares may be used to pay Olstein & Associates,  L.P. (the "Distributor"),  or
others to assist in the promotion and distribution of Class C or Class A Shares.
Payments  made under the Rule 12b-1 Plans may be used for,  among other  things, the printing of prospectuses and reports used for sales purposes,  preparing and distributing  sales literature and related  expenses,  advertisements  and other distribution-related expenses, including a prorated portion of the Distributor's overhead expenses attributable to the distribution of shares of Class C or Class
A  Shares.  Payments  made  under the Rule  12b-1  Plans may also be used to pay dealers or others for,  among other  things,  furnishing  personal  services and maintaining  customer accounts and records,  or as service fees as defined under the rules of the National Association of Securities Dealers, Inc. Agreements for
the payment of fees to others  shall be in a form which has been  approved  from time to time by the Trustees, including the independent Trustees.

     The Rule 12b-1 Plans shall operate in  accordance  with Rule 2830(d) of the
Conduct Rules of the National Association of Securities Dealers, Inc.

     5.  Differences  in expenses  as between  Class C Shares and Class A Shares shall relate to  differences  in the Rule 12b-1 plan expenses of each class,  as described in each class' Rule 12b-1 Plan.  In addition,  each Fund  reserves the right,  subject to  approval  by the Board of  Trustees,  to  allocate  fees and expenses of the following nature to a particular class of Shares of the Fund (to the extent that such fees and expenses  actually vary among each class of Shares or vary by types of services provided to each class of Shares of the Fund):

          (a)  transfer agency and other recordkeeping costs;

          (b)  Securities and Exchange  Commission and blue sky  registration or qualification fees;

          (c)  printing   and  postage   expenses   related  to   printing   and
               distributing  class  specific  materials,   such  as  shareholder
               reports,  prospectuses  and proxies to current  shareholders of a particular  class or to  regulatory  authorities  with respect to such class of Shares;

          (d)  audit or  accounting  fees or  expenses  relating  solely to such class;

          (e)  the expenses of administrative personnel and services as required to support the shareholders of such class;

          (f)  litigation or other legal expenses  relating solely to such class of Shares;

          (g)  Trustees'  fees  and  expenses  incurred  as a result  of  issues relating solely to such class of Shares; and

          (h)  other  expenses  subsequently  identified  and  determined  to be properly allocated to such class of Shares.

     Except  for any  expenses  that  are  allocated  to a  particular  class as described above, all expenses incurred by a Fund will be allocated to each class of Shares of the Fund on the basis of the net asset  value of each such class in relation to the net asset value of the Fund.

     6. Income and realized and  unrealized  capital  gains and losses of a Fund will be allocated to each class of Shares on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

     7. There shall be no conversion features associated with Class C Shares and
Class A Shares.

     8. Each  class  will vote  separately  with  respect to any Rule 12b-1 Plan related to that class.

     9. On an ongoing basis,  the  Investment  Company's  Trustees,  pursuant to their fiduciary  responsibilities  under the Investment  Company Act of 1940, as amended, and otherwise, will monitor each Fund for the existence of any material conflicts  between the  interests  of the two classes of Shares.  The  Trustees, including a majority of the independent  Trustees,  shall take such action as is reasonably necessary to eliminate any such conflict that may develop.  Olstein &
Associates,  L.P.  shall be  responsible  for alerting the Board of any material conflicts that arise.

     10. All material  amendments to this Plan must be approved by a majority of the  Trustees,  including  a majority  of the  Trustees  who are not  interested persons of the Fund.